Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO PHARMACEUTICALS REPORTS STRONG THIRD QUARTER 2010

FINANCIAL RESULTS; REAFFIRMS 2010 FINANCIAL GUIDANCE AND

PROVIDES FINANCIAL GUIDANCE FOR 2011

•	Total quarterly revenues increase 23 percent versus prior year; branded drug sales up 8 percent

•	Reported diluted EPS of $0.46, up 10 percent from prior year; adjusted diluted EPS of $0.86, reflecting growth of 37 percent from 2009

•	Company reaffirms 2010 guidance for revenue of $1.63 to $1.68 billion and adjusted diluted EPS of $3.30 to $3.35. Increases 2010 GAAP EPS to $1.91 to $1.99.

•

Company issues 2011 guidance for revenue of $2.2 to $2.3 billion, GAAP EPS of $2.05 to $2.15 and adjusted diluted EPS of $4.15 to $4.25, reflecting diversified growth in core operations and the expected close of the acquisition of Qualitest Pharmaceuticals.

CHADDS FORD, Pa., Nov. 1, 2010 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the third quarter 2010.

Total revenues during the third quarter of 2010 increased 23 percent to $444.1 million, compared with $361.0 million in the same quarter of 2009. Net income for the three months ended September 30, 2010 was $54.2 million, compared with $49.4 million in the comparable 2009 period. As detailed in the supplemental financial information below, adjusted net income for the three months ended September 30, 2010, was $100.8 million, compared with $74.3 million in the same period in 2009. Reported diluted earnings per share for the quarter ended September 30, 2010, were $0.46 compared with $0.42 in the third quarter of 2009. Adjusted diluted earnings per share for the same period were $0.86 compared with $0.63 reported in 2009.

($ in thousands, except per share amounts)

	3rd quarter			Nine months Ended September 30
	2010	2009	Change	2010	2009	Change
Total Revenues	$444,103	$361,027	23%	$1,205,039	$1,069,435	13%
Reported Net Income	54,206	49,422	10%	166,021	118,488	40%
Reported Diluted EPS	0.46	0.42	10%	1.42	1.01	41%
Adjusted Net Income	100,839	74,251	36%	282,720	239,141	18%
Adjusted Diluted EPS	$0.86	$0.63	37%	$2.41	$2.04	18%

“Endo had another strong quarter, with record revenues and adjusted earnings,” said Dave Holveck, president and CEO of Endo. “I’m excited that we achieved these results while completing important steps in our ongoing transformation of Endo into a leading provider of healthcare solutions.”

2011 Financial Guidance

Endo estimates 2011 revenues to be between $2.2 billion and $2.3 billion, Reported (GAAP) diluted earnings per share to be between $2.05 and $2.15 and adjusted diluted earnings per share to be between $4.15 and $4.25. A detailed reconciliation of projected 2011 adjusted diluted earnings per share to 2011 reported diluted earnings per share is provided below, and is subject to certain assumptions as set forth below, which could have a significant impact on the actual reported diluted earnings per share in the future. The company’s guidance for reported (GAAP) earnings per share does not include any estimates for potential future changes in the fair value of contingent consideration or for potential new business development transactions. Our guidance also assumes that the company’s previously announced acquisition of Qualitest Pharmaceuticals will close by late fourth quarter 2010 or in early 2011.

Third quarter 2010 Financial Results and 2010 Financial Guidance

The third quarter benefitted from very good contributions from across our business. Branded drug sales rose 8 percent year-over-year, reflecting strong growth by key products in pain, urology and oncology and revenues from our generics business increased 20 percent. The third quarter also benefits from the performance of the devices and services of our HealthTronics urology business.

Endo also reiterates its 2010 revenue guidance of between $1.63 billion and $1.68 billion dollars and full-year adjusted diluted earnings per share to be between $3.30 to $3.35 per share. The company also estimates reported (GAAP) diluted earnings per share to be between $1.91 to $1.99 per share. For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission. A reconciliation of GAAP to non-GAAP results is attached to this press release.

Selected Operating Highlights

Acquisition of Qualitest Pharmaceuticals

On September 28, 2010, Endo Pharmaceuticals announced that it had entered into a definitive agreement to acquire Qualitest Pharmaceuticals, a leading, privately-held generics company in the U.S., in exchange for total consideration of approximately $1.2 billion. The combined company will deliver more comprehensive healthcare solutions across its diversified businesses in Branded Pharmaceuticals, Generics, Devices & Services as well as in key therapeutic areas of focus, including pain and urology.

Endo believes that this acquisition diversifies the company’s revenue streams and creates scale in its existing generics business while strengthening its core pain franchise. The transaction is expected to be immediately accretive to adjusted diluted earnings per share in the first full year after close.

Acquisition of Penwest Pharmaceuticals

On August 9, 2010, Endo Pharmaceuticals announced that it had entered into an agreement to acquire all outstanding shares of Penwest Pharmaceuticals (Nasdaq: PPCO) for $5.00 in cash per share, or an estimated enterprise value of approximately $147 million at the time of deal close. Penwest has been working with Endo since 1997 on the development and commercialization of OPANA® ER and receives a royalty stream on net sales of the product.

Penwest Pharmaceuticals (Nasdaq: PPCO) will hold a special meeting of its shareholders at 10:00 a.m., local time, on Thursday, Nov. 4, 2010 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, to vote on the proposal to approve the merger of West Acquisition Corp.

The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all the outstanding shares of Penwest common stock entitled to vote at the special meeting. As of November 1, Endo Pharmaceuticals and their affiliates announced that they had acquired approximately 91% of the outstanding Penwest common stock equivalents, par value $0.001 per share. These share equivalents represent a quorum and sufficient votes to approve the merger and the Merger Agreement.

NDA Submission for new formulation of long-acting oxymorphone designed to be crush-resistant

On August 9, 2010, Endo Pharmaceuticals announced the filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for a new extended-release formulation of oxymorphone for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. The new formulation, which is designed to be crush resistant, was developed in partnership with Grünenthal GmbH. This formulation of oxymorphone is designed to reduce accidental misuse and deter certain methods of intended abuse.

On September 22, 2010, the company announced that it had received notification from the FDA that its NDA had been granted priority review status. The FDA set the action date under the Prescription Drug User Fee Act (PDUFA) for Jan. 7, 2011.

Endo Pharmaceuticals launches generic version of immediate release OPANA

Endo Pharmaceuticals recently launched an authorized generic version of the immediate release formulation of OPANA (Oxymorphone HCl). The new product will be distributed in 5mg and 10 mg tablets. OPANA is indicated for the relief of moderate to severe acute pain where the use of an opioid is appropriate.

Selected Product Review

PAIN PRODUCTS

LIDODERM® : For the quarter ended September 30, 2010, net sales of LIDODERM increased 2 percent to $196.3 million, compared with $192.7 million in the same period a year ago. For the nine months ended September 30, 2010, net sales of LIDODERM increased 3 percent to $575.0 million, compared with $559.8 million reported in the same period a year ago. The company continues to expect low single-digit growth for Lidoderm in 2010.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 29 percent to $76.0 million for the third quarter 2010, compared with $58.9 million in the same period a year ago. Combined net sales for the OPANA franchise increased 29 percent to $215.9 million for the nine months ended September 30, 2010, compared with $166.9 million in the same period a year ago.

FROVA®: Net sales of FROVA were $14.1 million for the three months ended September 30, 2010, compared with $15.0 million for the same period in 2009. Net sales of FROVA were $43.9 million for the nine months ended September 30, 2010, compared with $42.5 million for the same period in 2009.

Voltaren® Gel: Third quarter 2010 net sales of Voltaren Gel increased 38 percent to $26.9 million, compared with $19.6 million for the same period in 2009. Net sales of Voltaren Gel for the nine months ended September 30, 2010 increased 28 percent to $73.6 million, compared with $57.4 million for the same period in 2009.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

SUPPRELIN® LA: Net sales of SUPPRELIN LA for the third quarter were $11.0 million compared with $8.1 million for the same period in 2009. Net sales of SUPPRELIN LA for the nine months ended September 30, 2010 were $33.8 million compared with $18.1 million for the same period in 2009.

VANTAS®: Net sales of VANTAS for the third quarter were $3.6 million compared with $6.5 million for the same period in 2009. Net sales of VANTAS for the nine months ended September 30, 2010 were $13.0 million compared with $14.0 million for the same period in 2009.

VALSTARTM: Net sales of VALSTAR for the third quarter were $1.6 million. Net sales of VALSTAR for the nine months ended September 30, 2010 were $9.4 million.

OTHER BRANDED PRODUCTS

For the third quarter of 2010, net sales of other branded products were $2.3 million, compared with $3.9 million in the same period in 2009. For the nine months ended September 30, 2010, net sales of other branded products were $7.7 million, compared with $12.2 million in the same period in 2009.

GENERIC AND NON-PROMOTED PRODUCTS

For the third quarter of 2010, net sales from the company’s generic products were $27.4 million, compared with $22.9 million in the same period in 2009. For the nine months ended September 30, 2010, net sales from the company’s generic products were $81.0 million, compared with $95.6 million in the same period in 2009. Net sales of Percocet® were $30.0 million for the three months ended September 30, 2010, compared with net sales of Percocet® in the same period in 2009 of $30.7 million. For the nine months ended September 30, 2010, net sales of Percocet® were $90.4 million, compared with $96.4 million in the same period in 2009.

DEVICES AND SERVICES

On July 12, 2010, Endo Pharmaceuticals completed its merger with HealthTronics, as a result of which HealthTronics has been acquired by, and is a wholly owned subsidiary of, Endo. Revenues from the HealthTronics subsidiary for the third quarter were $51.7 million.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:00 a.m. ET. Investors and other interested parties may call 866-788-0543 (domestic) or 857-350-1681 (international) and enter passcode 81013739. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from November 1 at 1:00 p.m. ET until 12:00 a.m. ET on November 9 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 88788586.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on November 9. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended September 30, 2010 and September 30, 2009:

Three Months Ended September 30, 2010 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$444,103	$—		$444,103

Costs and expenses:
Cost of revenues	133,920	(20,792	)(1)	113,128
Selling, general and administrative	137,816	(7,050	)(2)	130,766
Research and development	31,445	(309	)(3)	31,136
Impairment of other intangible assets	—	—		—
Acquisition-related items	24,990	(24,990	)(4)	—

Operating income	115,932	53,141		169,073

Interest expense, net	12,979	(4,245	)(5)	8,734
Other (income), net	(59)	—		(59)

Income before income taxes	103,012	57,386		160,398
Income taxes	33,540	10,753	(6)	44,293

Consolidated net income	$69,472	$46,633		$116,105
Less: Net income attributable to noncontrolling interest	(15,266)	—		(15,266)
Net income attributable to Endo Pharmaceuticals Holdings, Inc.	$54,206	46,633		$100,839

Diluted earnings per share	$0.46			$0.86
Diluted weighted average shares	116,597			116,597

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $19,378 and the impact of a HealthTronics inventory step-up recorded as part of acquisition accounting of $1,414.
(2)	To exclude certain start-up costs and separation benefits incurred in connection with continued efforts to enhance the Company’s operations.
(3)	To exclude milestone and upfront payments to partners.
(4)	To exclude acquisition-related costs of $23,960 as well as the impact, under purchase accounting, of a loss recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of $1,030.
(5)	To exclude additional interest expense as a result of adopting ASC 470-20 of $4,338 and to exclude amortization of the premium on debt acquired from Indevus of ($93).
(6)	To reflect the cash tax savings results from the Indevus, HealthTronics and Penwest acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended September 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$361,027	$—		$361,027

Costs and expenses:
Cost of revenues	97,307	(22,617	)(1)	74,690
Selling, general and administrative	139,922	(2,549	)(2)	137,373
Research and development	59,690	(30,718	)(3)	28,972
Acquisition-related items	(20,206)	20,206	(4)	—

Operating income	84,314	35,678		119,992

Interest expense, net	10,204	(3,730	)(5)	6,474
Other (income) expense, net	(5,219)	3,727	(6)	(1,492)

Income before income taxes	79,329	35,681		115,010
Income taxes	29,907	10,852	(7)	40,759

Net income	$49,422	$24,829		$74,251

Diluted earnings per share	$0.42			$0.63
Diluted weighted average shares	117,643			117,643

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $16,738 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $5,879.
(2)	To exclude certain separation benefits.
(3)	To exclude upfront and milestone payments to partners.
(4)	To exclude Indevus transaction and separation costs $2,484 as well as the impact, under purchase accounting, again recorded to reflect the change in the future value of contingent consideration associated with the Indevus acquisition of ($22,690).
(5)	To exclude additional interest expense as a result of adopting ASC 470-20 and to exclude amortization of the premium on debt acquired from Indevus.
(6)	To exclude changes in fair value of financial instruments, net of ($298) as well as the gain on the extinguishment of a portion of the debt acquired from Indevus of $4,025.
(7)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the nine months ended September 30, 2010 and September 30, 2009 (in thousands, except per share data):

Nine months Ended September 30, 2010 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$1,205,039	$—		$1,205,039

Costs and expenses:
Cost of revenues	335,209	(55,144	)(1)	280,065
Selling, general and administrative	404,402	(16,058	)(2)	388,344
Research and development	105,269	(19,712	)(3)	85,557
Impairment of other intangible assets	13,000	(13,000	)(4)	—
Acquisition-related items	31,315	(31,315	)(5)	—

Operating income	315,844	135,229		451,073

Interest expense, net	32,767	(12,507	)(6)	20,260
Other income, net	(479)	(239	)(7)	(718)

Income before income taxes	283,556	147,975		431,531
Income taxes	102,269	31,276	(8)	133,545

Consolidated net income	$181,287	$116,699		$297,986
Less: Net income attributable to noncontrolling interest	(15,266)	—		(15,266)
Net income attributable to Endo Pharmaceuticals Holdings, Inc.	$166,021	116,699		$282,720

Diluted earnings per share	$1.42			$2.41
Diluted weighted average shares	117,096			117,096

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $53,730 and the impact of a HealthTronics inventory step-up recorded as part of acquisition accounting of $1,414.
(2)	To exclude certain start-up costs and separation benefits incurred in connection with continued efforts to enhance the Company’s operations.
(3)	To exclude a milestone-like payment and milestone and upfront payments to partners of $19,200 and certain costs incurred in connection with continued efforts to enhance the cost structure of the company of $512.
(4)	To exclude an impairment of other intangible assets.
(5)	To exclude acquisition-related costs of $29,165 as well as the impact, under purchase accounting, of a loss recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of $2,150.
(6)	To exclude additional interest expense as a result of adopting ASC 470-20 of $12,788 and to exclude amortization of the premium on debt acquired from Indevus of ($281).
(7)	To exclude changes in fair value of financial instruments, net.
(8)	To reflect the cash tax savings results from the Indevus, HealthTronics and Penwest acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Nine months Ended September 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments		Adjusted
Total Revenues	$1,069,435	$—		$1,069,435

Costs and expenses:
Cost of revenues	275,385	(54,860	)(1)	220,525
Selling, general and administrative	389,520	(2,549	)(2)	386,971
Research and development	136,612	(61,120	)(3)	75,492
Acquisition-related items	41,222	(41,222	)(4)	—

Operating income	226,696	159,751		386,447

Interest expense, net	28,213	(10,699	)(5)	17,514
Other (income) expense, net	(5,629)	6,030	(6)	401

Income before income taxes	204,112	164,420		368,532
Income taxes	85,624	43,767	(7)	129,391

Net income	$118,488	$120,653		$239,141

Diluted earnings per share	$1.01			$2.04
Diluted weighted average shares	117,401			117,401

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $43,714 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $11,146.
(2)	To exclude certain separation benefits.
(3)	To exclude upfront and milestone payments to partners.
(4)	To exclude Indevus transaction and separation costs $37,982 as well as the impact, under purchase accounting, of the change in the future value of contingent consideration associated with the Indevus acquisition $3,240.
(5)	To exclude additional interest expense as a result of adopting ASC 470-20 of $11,667 and to exclude the amortization of the premium on debt acquired from Indevus of ($968).
(6)	To exclude changes in fair value of financial instruments, net of $2,005 as well as a gain on the extinguishment of a portion of the debt acquired from Indevus of $4,025.
(7)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance for 2010

	Year Ending December 31, 2010

Projected GAAP diluted income per common share	$1.91	To	$1.99
Upfront and milestone-related payments to partners	$0.27		$0.22
Amortization of commercial intangible assets	$0.71		$0.71
Costs incurred in connection with continued efforts to enhance the cost structure of the Company	$0.14		$0.14
Indevus related costs and change in fair value of contingent consideration	$0.02		$0.02
Impairment of indefinite-lived intangibles	$0.11		$0.11
Costs related to the acquisition of HealthTronics, Inc.	$0.19		$0.19
Costs related to the acquisition of Penwest Pharmaceuticals Co.	$0.14		$0.14
Costs related to the acquisition of Qualitest Pharmaceuticals	$0.03		$0.03
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.15		$0.15
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus, HealthTronics, Penwest and Qualitest acquisitions	($0.37)		($0.35)
Diluted adjusted income per common share guidance	$3.30	To	$3.35

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of November 1, 2010 and the acquisition of Qualitest Pharmaceuticals.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance for 2011

	Year Ending December 31, 2011

Projected GAAP diluted income per common share	$2.05	To	$2.15
Upfront and milestone-related payments to partners	$0.28		$0.28
Amortization of commercial intangible assets	$1.44		$1.44
Costs related to the acquisition of HealthTronics, Inc.	$0.03		$0.03
Costs related to the acquisition of Penwest Pharmaceuticals Co.	$0.02		$0.02
Costs related to the acquisition of Qualitest Pharmaceuticals	$0.51		$0.51
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.16		$0.16
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus, HealthTronics, Penwest and Qualitest acquisitions	($0.34)		($0.34)
Diluted adjusted income per common share guidance	$4.15	To	$4.25

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of November 1, 2010 and the acquisition of Qualitest Pharmaceuticals.

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiary HealthTronics, Inc., please visit www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Total Revenues for the three months ended September 30, 2010 and September 30, 2009:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Three Months Ended September 30,

	2010	2009	Growth

LIDODERM®	$196,263	$192,738	2%
OPANA® ER and OPANA®	75,951	58,894	29%
PERCOCET®	29,950	30,690	(2%)
Voltaren® Gel	26,947	19,584	38%
FROVA®	14,136	15,000	(6%)
SUPPRELIN® LA	11,018	8,092	36%
VANTAS®	3,640	6,491	(44%)
VALSTARTM	1,598	—	NM
Other Brands	2,330	3,927	(41%)

Total Brands	$361,833	$335,416	8%
Total Generics	$27,431	$22,928	20%
Total Devices and Services	$51,686	$—	NM %
Total Royalty and Other Revenue	$3,153	$2,683	18%

Total Revenues	$444,103	$361,027	23%

The following tables present Endo’s unaudited Total Revenues for the nine months ended September 30, 2010 and September 30, 2009:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Nine months Ended September 30,

	2010	2009	Growth
LIDODERM®	$574,960	$559,846	3%
OPANA® ER and OPANA®	215,946	166,878	29%
PERCOCET®	90,428	96,394	(6%)
Voltaren® Gel	73,632	57,437	28%
FROVA®	43,898	42,479	3%
SUPPRELIN® LA	33,814	18,091	87%
VANTAS®	12,989	14,046	(8%)
VALSTARTM	9,364	—	NM
Other Brands	7,712	12,196	(37%)

Total Brands	$1,062,743	$967,367	10%
Total Generics	$80,991	$95,605	(15%)
Total Devices and Services	$51,686	$—	NM
Total Royalty and Other Revenue	$9,619	$6,463	49%

Total Revenues	$1,205,039	$1,069,435	13%

The following table presents Endo’s unaudited condensed consolidated cash flow data for the nine months ended September 30, 2010 and September 30, 2009:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Nine months Ended September 30,

	2010	2009
Net cash provided by operating activities	$282,984	$219,015
Net cash used in investing activities	(115,448)	(425,449)
Net cash used in financing activities	(101,923)	(112,506)

Net increase (decrease) in cash and cash equivalents	$65,613	$(318,940)

Cash and cash equivalents, beginning of period	$708,462	$775,693
Cash and cash equivalents, end of period	$774,075	$456,753

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in our Annual Report on Form 10-K include those factors described herein under the caption “Risk Factors” and in documents incorporated by reference, including, among others: our ability to successfully develop, commercialize and market new products; timing and results of pre-clinical or clinical trials on new products; our ability to obtain regulatory approval of any of our pipeline products; competition for the business of our branded and generic products, and in connection with our acquisition of rights to intellectual property assets; market acceptance of our future products; government regulation of the pharmaceutical industry; our dependence on a small number of products; our dependence on outside manufacturers for the manufacture of most of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of narcotics in most of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products; our ability to successfully implement our acquisition and in-licensing strategy; regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of our products and products in development; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by third parties or the government, and the performance of indemnitors with respect to claims for which we have the right to be indemnified; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total revenues; significant litigation expenses to defend or assert patent infringement claims; any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us; a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; existing suppliers become unavailable or lose their regulatory status as an approved source, causing an inability to obtain required components, raw materials or products on a timely basis or at commercially reasonable prices; the loss of branded product exclusivity periods and related intellectual property.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

#####